Exhibit 99.1

Titanium Asset Management Corp.

Reports 2012 Third Quarter Results

Milwaukee, WI, November 6, 2012 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the third quarter ended September 30, 2012.

Highlights are as follows:

•	Managed assets increased 1.6% during the third quarter of 2012 to $8,713.2 million reflecting positive market returns that were partially offset by net outflows.

•	Average managed assets of $8,644.4 million for the third quarter of 2012 were 2.7% higher relative to the $8,418.4 million for the same period last year. Investment management fee revenues were $5,715,000 for the third quarter of 2012, a 10.2% increase from investment management fee revenues of $5,186,000 for the same period last year primarily due to the higher average managed asset levels and a higher average fee rate. For the year to date, average managed assets of $8,548.4 million were 2.4% higher than the average managed assets of $8,351.1 million for the same period last year. Investment management fee revenue were $16,467,000 for 2012 year to date period, a 7.3% increase from investment management fee revenues of $15,347,000 for the same period last year due to the higher average managed asset levels and a higher average fee rate.

•	Distributed assets, which represent assets that have been referred to a hedge fund manager on which we receive referral fees, further declined from $199.1 million to $140.0 million during the third quarter of 2012 with further declines expected over the fourth quarter of 2012. Referral fee revenues were $64,000 for the third quarter of 2012, a 68.6% decrease from referral fee revenues of $204,000 for the third quarter of 2011. Referral fee revenues for the 2012 year to date period were $263,000, a 72.2% decrease from referral fee revenues of $945,000 for the same period last year.

•	Adjusted EBITDA(1) continued to improve during the third quarter of 2012. Adjusted EBITDA was $761,000 for the third quarter of 2012, compared to an Adjusted EBITDA deficit of $67,000 for the same period last year. Adjusted EBITDA was $1,616,000 for the 2012 year to date period, compared to Adjusted EBITDA of $123,000 for the same period last year. The ongoing improvements in Adjusted EBITDA primarily reflect the improved investment management fee revenues and the structural cost reductions achieved over the last two years, which have more than offset the decrease in referral fee revenue.

•	Net investment income of $213,000 for the third quarter of 2012 compared to net investment loss of $74,000 for the same period last year. Net investment income was $519,000 for the 2012 year to date period compared to $390,000 for the same period last year.

•	Net loss of $1,460,000, or $0.07 per diluted common share, for the third quarter of 2012 compared to a net loss of $1,566,000, or $0.08 per diluted common share, for the third quarter of 2011. Net loss of $5,164,000, or $0.25 per diluted common share, for the first nine months of 2012 compared to a net loss of $7,076,000, or $0.34 per diluted common share, for the first nine months of 2011.

(1)	See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Commenting on these results, Robert Brooks, CEO of Titanium Asset Management Corp. said:

“We are pleased to report continued year-over-year improvement to EBITDA for the third quarter of 2012. The improvement largely reflects higher investment management fees and the ongoing benefits of the significant reductions to our cost structure that were implemented over the last two years. The higher investment management fees resulted from both an increase in average managed assets and a higher average fee rate.”

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“In 2012, we have successfully marketed strategies that have been developed to provide our clients with above average returns in this low interest rate environment and carry higher than average fee rates for us. For the nine months ended September 30, 2012, we have added approximately $80 million in new investments to a real estate strategy and approximately $80 million in new investments in our preferred stock strategy.”

“Our investment management team continues to achieve solid investment performance and several of our fixed income strategies are performing in the upper deciles of our peer group rankings for their three year investment performance.  We believe these strong performance rankings position us for strong asset growth over the next year.”

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, CEO	312-335-8300

Seymour Pierce Ltd
Jonathan Wright	+44 20 7107 8000

Forward-looking Statements

Statements in this press release which are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond our control.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Results may differ significantly due to market fluctuations that alter our assets under management; a further decline in our distributed assets; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder. Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, is expected to be filed with the Securities and Exchange Commission on or about November 15, 2012. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

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Assets Under Management

Assets under management of $8.7 billion at September 30, 2012 were higher than the $8.3 billion reported at December 31, 2011 due to positive investment returns. The following table presents summary activity for the 2012 and 2011 periods.

	Three months ended		Nine months ended
	September 30,		September 30,
(in millions)	2012	2011	2012	2011

Periodic Activity:
Beginning balance	$8,575.6	$8,402.5	$8,316.8	$8,125.0

Inflows	438.5	473.6	1,521.6	1,343.7
Outflows	(489.3)	(491.0)	(1,573.3)	(1,308.6)
Net flows	(50.8)	(17.4)	(51.7)	35.1

Market value change	188.4	49.3	448.1	274.3
Ending balance	$8,713.2	$8,434.4	$8,713.2	$8,434.4

Average Assets Under Management	$8,644.4	$8,418.4	$8,548.4	$8,351.1
Average Fee Rate (basis points)	26.4	24.6	25.7	24.5

The principle factors affecting our net flows during the periods ended September 30, 2012 and 2011 include the following:

•	Multiemployer pension and welfare plans represent approximately 36% of our client base, and these plans have been faced with a challenging economic environment over the last several years. The current economic environment has generally led to reduced employer contributions and increased withdrawals. These factors have led to increased levels of outflows from our fixed income strategies throughout the last several years. For the three months ended September 30, 2012, net inflows from multiemployer pension and welfare plans were approximately $73 million compared to net inflows of approximately $43 million for the prior year period. For the nine month period ended September 30, 2012, net inflows were approximately $285 million compared to net inflows of approximately $51 million for the prior year period. The improvements in 2012 generally reflect new investments in both a real estate strategy and a preferred stock strategy, both of which carry higher than average fee rates. The net inflows for the nine months ended September 30, 2012 include approximately $80 million in the new investments in the real estate strategy and approximately $80 million in new investments in the preferred stock strategy.

•	Outflows for the nine month period ended September 30, 2012 include the liquidation of approximately $375 million of investments related to the TALF investment strategy. These assets carried annualized fees of approximately $375,000.

•	Inflows and outflows are also significantly affected by the timing of tax receipts and disbursements for several public entity accounts that we manage. Net outflows related to these accounts were $14 million for the three months ended September 30, 2012 compared to net outflows of $90 million for the prior year period. For the nine months ended September 30, 2012 the net flows related to these accounts were approximately breakeven compared to net inflows of $72 million for the prior year period. While these flows can fluctuate significantly from period to period, they do not have a significant impact on our overall fees due to low or fixed fee rates.

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Market value changes reflect our investment performance. Fixed income assets comprised approximately 89% of our total assets under management at September 30, 2012. Fixed income returns as measured by the Barclay’s Aggregate Index were 1.6% for the three months ended September 30, 2012 (3.8% for the comparable 2011 period). For the nine months ended September 30, 2012, the Barclay’s Aggregate Index gained 4.0% (6.7% for the comparable 2011 period). For the twelve months ended September 30, 2012, approximately 85% of our fixed income assets with defined performance benchmarks outperformed their respective benchmarks.

Equity assets comprised approximately 7% of our total assets under management at September 30, 2012. Equity returns as measured by the S&P 500 Index were up 6.4% for the three months ended September 30, 2012 (compared to a decrease of 13.9% for the comparable 2011 period). For the nine months ended September 30, 2012, the S&P 500 Index gained 16.4% (compared to a decrease of 8.7% for the comparable 2011 period). Approximately 11% of our equity assets outperformed their respective benchmarks for the twelve months ended September 30, 2012.

The following table presents summary breakdowns for our assets under management at September 30, 2012 and December 31, 2011.

	September 30,	% of	December 31,	% of
(in millions)	2012	total	2011	Total

By investment strategy:
Fixed income	$7,772.4	89%	$7,483.4	90%
Equity	630.3	7%	621.4	7%
Real estate	310.5	4%	212.0	3%
Total	$8,713.2	100%	$8,316.8	100%

By client type:
Institutional	$7,571.2	87%	$7,178.9	86%
Retail	1,142.0	13%	1,137.9	14%
Total	$8,713.2	100%	$8,316.8	100%

By investment vehicle:
Separate accounts	$7,950.7	91%	$7,540.2	91%
Private funds	762.5	9%	776.6	9%
Total	$8,713.2	100%	$8,316.8	100%

Our mix of assets under management by investment strategy was relatively unchanged as fixed income assets comprised 89% of total assets under management at September 30, 2012 compared to 90% at December 31, 2011.

Our mix of assets under management by client type was relatively unchanged as institutional accounts comprised 87% of total assets under management at September 30, 2012 compared to 86% at December 31, 2011.

Our mix of assets under management by investment vehicle was unchanged as separate accounts comprised 91% of total assets under management as of September 30, 2012 and December 31, 2011.

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Distributed Assets

We earn referral fees on clients referred to a hedge fund manager with whom we have a referral arrangement. The assets under this referral arrangement have decreased significantly over the last two years for a variety of factors and as a result, our referral fees have been substantially reduced. In September 2012, the hedge fund manager announced that it would complete an orderly liquidation of the remaining assets of the primary fund in which the majority of the referred assets are invested. As a result, we expect that the referred assets and referral fees will be substantially eliminated as of December 31, 2012.

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Operating Results

	Three Months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011

Average assets under management (in millions)	$8,644.4	$8,418.4	$8,548.4	$8,351.1
Average fee rate (basis points)	26.4	24.6	25.7	24.5

Average distributed assets under management (in millions)	$169.6	$775.6	$274.0	$838.5
Average referral fee rate (basis points)	14.9	10.5	12.8	15.0

Investment management fees	$5,715,000	$5,186,000	$16,467,000	$15,347,000
Referral fees	64,000	204,000	263,000	945,000
Total operating revenue	5,779,000	5,390,000	16,730,000	16,292,000

Adjusted EBITDA (deficit) (1)	761,000	(67,000)	1,616,000	123,000
Amortization of intangible assets	2,401,000	1,391,000	7,203,000	4,000,000
Impairment of goodwill	-	-	-	3,500,000
Operating loss	(1,673,000)	(1,492,000)	(5,683,000)	(7,466,000)
Net investment income	213,000	(74,000)	519,000	390,000
Net loss	(1,460,000)	(1,566,000)	(5,164,000)	(7,076,000)

Earnings per share:
Basic and diluted	$(0.07)	$(0.08)	$(0.25)	$(0.34)

(1)	See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

For the three month period, our investment advisory fees increased by $529,000, or 10%, due to a 3% increase in our average assets under management and a 7% increase in our average fee rate. For the nine month period, our investment advisory fees increased by $1,120,000, or 7%, due to a 2% increase in the our average assets under management and a 5% increase in our average fee rate.

For the three month period, our referral fees decreased by $140,000, or 69%, primarily due to a 78% decrease in the average assets under the referral arrangement. For the nine month period, our referral fees decreased $682,000, or 72%, due to a 67% decrease in the average assets under the referral arrangement and a 15% decrease in our average referral fee rate.

We also receive incentive fees on an annual basis from the management of certain of our private funds, including one that invests in preferred stocks. Because investment returns on preferred stocks can be volatile, the level of incentive fees earned can vary significantly from year to year. These fees generally are based on a calendar year performance period and we recognize the fees at the conclusion of the performance period. In 2011, we earned incentive fees of $262,000, which were recognized in December 2011. Based on performance through September 30, 2012, we would have earned incentive fees of approximately $900,000, but results for the first nine months of the year are not necessarily indicative of results to be expected for the full year.

Our Adjusted EBITDA for the three months ended September 30, 2012 was $761,000, an increase of $828,000, over the comparable amount for the 2011 period. Our Adjusted EBITDA for the nine months ended September 30, 2012 was $1,616,000, an increase of $1,493,000 over the comparable amount for the 2011 period. The improvement to Adjusted EBITDA in the 2012 periods primarily reflects the increase in investment management fees and continuing reductions in administrative expenses.

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Amortization of intangible assets

Throughout 2011, we considered the impact of recurring redemptions of the referred assets and their impact on the remaining useful life of its NIS referral relationship intangible asset. The most recent assessment at 2011 year end resulted in reducing the estimated remaining useful life to approximately 15 months as of October 1, 2011. The $3,203,000 increase in amortization expense in 2012 reflects these revisions to the remaining estimated useful life of the intangible asset related to the referral relationship. As a result of the most recent revision to the estimated remaining useful life, we expect that the intangible asset will be fully amortized at the end of 2012 and that the total annual amortization expense will increase to $9,604,000 for 2012. For 2013, we expect that the total annual amortization expense will decrease to $970,000.

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Titanium Asset Management Corp.

Condensed Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,210,000	$2,787,000
Investments	5,089,000	2,990,000
Accounts receivable	3,980,000	3,718,000
Other current assets	780,000	828,000
Total current assets	13,059,000	10,323,000

Investments in equity investees	3,878,000	4,707,000
Property and equipment, net	471,000	478,000
Goodwill	13,264,000	13,264,000
Intangible assets, net	7,710,000	14,913,000
Total assets	$38,382,000	$43,685,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$90,000	$91,000
Other current liabilities	2,165,000	2,334,000
Total current liabilities and total liabilities	2,255,000	2,425,000

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20,634,232 shares issued and outstanding at September 30, 2012 and December 31, 2011	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; none issued at September 30, 2012 and 612,716 issued and outstanding at December 31, 2011	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,971,000	100,971,000
Accumulated deficit	(64,782,000)	(59,618,000)
Other comprehensive loss	(64,000)	(95,000)
Total stockholders’ equity	36,127,000	41,260,000
Total liabilities and stockholders’ equity	$38,382,000	$43,685,000

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Titanium Asset Management Corp.

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Operating revenues	$5,779,000	$5,390,000	$16,730,000	$16,292,000

Operating expenses:
Administrative	5,051,000	5,491,000	15,210,000	16,258,000
Amortization of intangible assets	2,401,000	1,391,000	7,203,000	4,000,000
Impairment of goodwill	-	-	-	3,500,000
Total operating expenses	7,452,000	6,882,000	22,413,000	23,758,000

Operating loss	(1,673,000)	(1,492,000)	(5,683,000)	(7,466,000)

Other income
Interest income	23,000	21,000	61,000	66,000
Net realized gains (losses) on investments	13,000	(17,000)	6,000	(18,000)
Income (loss) from equity investees	177,000	(78,000)	452,000	342,000

Loss before income taxes	(1,460,000)	(1,566,000)	(5,164,000)	(7,076,000)

Income tax benefit	-	-	-	-

Net loss	$(1,460,000)	$(1,566,000)	$(5,164,000)	$(7,076,000)

Earnings (loss) per share
Basic	$(0.07)	$(0.08)	$(0.25)	$(0.34)
Diluted	$(0.07)	$(0.08)	$(0.25)	$(0.34)

Weighted average number of common shares outstanding:
Basic	20,634,232	20,634,232	20,634,232	20,634,232
Diluted	20,634,232	20,634,232	20,634,232	20,634,232

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Titanium Asset Management Corp.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months Ended September 30,
	2012	2011

Cash flows from operating activities
Net loss	$(5,164,000)	$(7,076,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	7,203,000	4,000,000
Impairment of goodwill	-	3,500,000
Depreciation	96,000	89,000
Net realized losses (gains) on investments	(6,000)	18,000
Income from equity investees	(452,000)	(342,000)
Income distributions from equity investees	96,000	438,000
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(262,000)	1,413,000
Decrease (increase) in other current assets	48,000	(12,000)
Increase (decrease) in accounts payable	(1,000)	13,000
Decrease in other current liabilities	(169,000)	(1,015,000)
Net cash provided by operating activities	1,389,000	1,026,000

Cash flows from investing activities
Purchases of investments	(5,748,000)	(4,563,000)
Sales and redemptions of investments	3,686,000	3,916,000
Capital distributions from equity investee	1,185,000	-
Purchases of property and equipment	(89,000)	(130,000)
Acquisitions of subsidiaries, net of cash acquired	-	(4,000,000)
Net cash used in investing activities	(966,000)	(4,777,000)

Net increase (decrease) in cash and cash equivalents	423,000	(3,751,000)

Cash and cash equivalents:
Beginning	2,787,000	4,698,000
Ending	$3,210,000	$947,000

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Titanium Asset Management Corp.

Reconciliation of Adjusted EBITDA

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating loss	$(1,673,000)	$(1,492,000)	$(5,683,000)	$(7,466,000)
Amortization of intangible assets	2,401,000	1,391,000	7,203,000	4,000,000
Impairment of goodwill	-	-	-	3,500,000
Depreciation expense	33,000	34,000	96,000	89,000
Adjusted EBITDA (deficit)	$761,000	$(67,000)	$1,616,000	$123,000

Notes:

(1)	Adjusted EBITDA is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense. We believe Adjusted EBITDA is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations. Adjusted EBITDA as we calculate it may not be consistent with computations made by other companies. We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.

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